                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
//  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           FIRST MERCHANTS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               MERRILL CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)   Filing Party:

          ----------------------------------------------------------------------

     4)   Date Filed:

          ----------------------------------------------------------------------

                          FIRST MERCHANTS CORPORATION
                            200 EAST JACKSON STREET
                              MUNCIE, INDIANA  47305


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 30, 1995



        The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Thursday, March 30, 1995, at 3:30 p.m. for the following purposes:

         (1) To elect five directors, four to hold office for a term of three years and one to hold office for a term of two years and, in each case, until their successors are duly elected and qualified.

         (2) To ratify the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1995.

         (3) To transact such other business as may properly come before the meeting.

         Only those shareholders of record at the close of business on February 10, 1995 shall be entitled to notice of and to vote at the meeting.


                                       By Order of the Board of Directors


                                                Rodney A. Medler
                                               CORPORATE SECRETARY

Muncie, Indiana
February 17, 1995






                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

            IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
              MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
            ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS
                    REQUIRED IF MAILED IN THE UNITED STATES.

                                                              February 17, 1995


                          FIRST MERCHANTS CORPORATION

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 30, 1995


        This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of First Merchants Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held March 30, 1995. The distribution of these proxy materials is expected to commence on February 17, 1995.

        Any shareholder giving a proxy has the right to revoke it any time before it is exercised by written notice to the Secretary received prior to the meeting or in person at the meeting. The shares represented by proxies will be voted in accordance with the instructions on the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of Items 1 and 2.


VOTING SECURITIES

        Only shareholders of record at the close of business on February 10, 1995 will be entitled to notice of and to vote at the annual meeting. As of February 10, 1995, the number of shares of common stock outstanding and entitled to vote was 3,367,050. Each share is entitled to one vote. The affirmative vote of a majority of the Corporation's common shares present and voting at the meeting in person or by proxy is required for approval of all items being sub-mitted to the shareholders for their consideration. The Secretary will count the votes and announce at the meeting the number voting for and against each item and the number abstaining. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted.


ELECTION OF DIRECTORS

        Five directors will be elected at the annual meeting.

        The persons named below have been nominated for election to the Board of Directors (the "Board"), with terms expiring for the Class I directors as of the 1998 annual meeting of shareholders and for the Class III director as of the 1997 annual meeting of shareholders. All of the nominees are currently members of the Board.

        Those persons nominated as directors include:

Name and  Age                   Present Occupation           Director Since(1)
- -------------                   ------------------           -----------------
Class I (Terms expire 1998):
- ----------------------------

Michael L. Cox, age 50          Executive Vice President,          1984 (1984)
                                First Merchants Corporation and
                                First Merchants Bank, N.A.

John W. Hartmeyer; age 56       President, Al Pete Meats, Inc.     1982 (1971)
                                (Al Pete Meats, Inc. is a
                                producer of frozen breaded
                                retail and institutional meat
                                and vegetable products.)

Jon H. Moll; age 52             Partner, DeFur, Voran, Hanley,     1985 (1985)
                                Radcliff & Reed, Attorneys

Robert M. Smitson; age 58       President, Maxon Corporation       1982 (1979)
                                (Maxon Corporation designs and
                                manufactures specialty industrial
                                combustion systems and valves.)

CLASS III (TERM EXPIRES 1997):

Frank A. Bracken, Age 60        Of Counsel, Bingham, Summers,      1994 (1994)
                                Welsh & Spilman, Attorneys



Those persons named below continue to serve as directors:

CLASS II (TERMS EXPIRE 1996):

STEFAN S. Anderson; age 60      Chairman of the Board and          1982 (1975)
                                President, First Merchants
                                Corporation and First
                                Merchants Bank, N.A.

Thomas B. Clark; age 49         President, Alltrista               1989 (1989)
                                Corporation (Alltrista
                                Corporation manufactures
                                metal, plastics and
                                consumer products and
                                industrial equipment.)

David A. Galliher, age 62       President and Treasurer,           1982 (1969)
                                Wm. A. Didier & Sons, Inc.
                                (Wm. A. Didier & Sons, Inc.
                                manufactures credit cards.)

Thomas K. Gardiner; age 47      Physician, Medical                 1989 (1989)
                                Consultants, P.C.




                                       2.

Name and  Age                   Present Occupation           Director Since(1)
- -------------                   ------------------           -----------------

Hurley C. Goodall; age 67       Retired City of Muncie             1992 (1992)
                                Firefighter and former
                                Indiana State Represent-
                                ative, District 34

John E. Worthen; age 61         President, Ball State              1987 (1987)
                                University


CLASS III (TERMS EXPIRE 1997):

Nelson W. Heinrichs; age 55     President, Source One Corp.,       1987 (1987)
                                Inc., formerly known as
                                Jordan Paper Products, Inc.
                                (Source One Corp., Inc. is a
                                wholesaler and distributor
                                of diversified paper products.)

Joseph E. Wilson; age 53        President, Muncie Power            1988 (1988)
                                Products, Inc. (Muncie Power
                                Products, Inc. manufactures
                                and distributes power trans-
                                mission components to the
                                truck equipment industry.)

Robert F. Wisehart; age 68      Attorney; Chairman of the          1991 (1955)
                                Board, First United Bank


         (1) Years in parenthesis relate to service as a director of the Corporation's wholly-owned subsidiary, First Merchants Bank, N.A. ("First Merchants"), or, in the case of Mr. Wisehart, the Corporation's wholly-owned subsidiary, First United Bank ("First United"). Prior to December 16, 1991, First Merchants' name was The Merchants National Bank of Muncie. All of the Corporation's directors except Mr. Wisehart are also directors of First Merchants. Mr. Wisehart is the only director who is also a director of First United. Mr. Bracken was previously a director of the Corporation and First Merchants from 1980-1989 but left to join the Bush Administration as the Deputy Secretary to the Department of the Interior.



                                       3.

          The occupations set forth above have been the principal occupations of the director-nominees and continuing directors during the past 5 years except as follows: Mr. Bracken was the Deputy Secretary to the Department of the Interior in the Bush Administration from 1989 to 1993. He joined Bingham, Summers, Welsh & Spilman in July 1994. Mr. Clark was Vice President, Communications, Planning and Development of Ball Corporation from 1989 until he joined Alltrista Corporation as Senior Vice President and Chief Financial Officer in 1992 (Alltrista Corporation was a wholly-owned subsidiary of Ball Corporation until it was spun off as an independent public corporation on April 2, 1993). Mr. Clark became the President and Chief Operating Officer of Alltrista Corporation on March 1, 1994 and the President and Chief Executive Officer on January 1, 1995. Mr. Clark is a director of Alltrista Corporation. Mr. Cox was Group President of Ontario Corporation from 1989 until May 9, 1994, when he joined First Merchants Corporation as Executive Vice President and Chief Operating Officer and First Merchants Bank, N.A., as Executive Vice President. Mr. Galliher was President of A. E. Boyce Company, Inc. until he retired from that position in 1991 (A. E. Boyce Company, Inc. designs and manufactures business forms and systems). Mr. Galliher has been President and Treasurer of Wm. A. Didier & Sons, Inc. since 1978. Mr. Goodall retired from the Indiana House of Representatives in 1992.

CERTAIN COMMITTEES OF THE BOARD

          The Corporation's Executive Committee functions as a nominating committee. It recommends to the Board: (a) candidates to fill any vacancies on the Board, and (b) a slate of directors to be elected each year at the annual meeting of shareholders. The Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. The members of the Executive Committee are Messrs. Anderson, Bracken, Clark, Cox, Galliher, Hartmeyer, Moll, and Smitson. The Executive Committee met 4 times during 1994.

          The Corporation has an Audit Committee whose functions are: (a) to assist the Board in fulfilling its responsibilities relating to accounting, auditing and financial reporting functions; (b) to review or cause to be reviewed all reports of examination made by banking authorities; (c) to meet with the internal auditors and to make or cause to be made internal examinations and audits of the affairs of the Corporation and its subsidiaries; (d) to meet with the external auditors and to review the scope and results of external audits; and (e) to consult with management on the selection of the independent public accountants to serve as external auditors for the ensuing year. The members of the Audit Committee are Messrs. Clark, Galliher, Gardiner, Goodall, Heinrichs, Wilson, Wisehart, and George Likens, who is a director of the Corporation's wholly-owned subsidiary, Pendleton Banking Company ("Pendleton"), but not of the Corporation. The Audit Committee met 5 times during 1994.

          The Corporation has a Compensation Committee whose functions are: (a) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Corporation and the chief executive officers of its subsidiaries, and (b) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees and the compensation ranges and benefits for other officers and


                                       4.

employees of the Corporation's subsidiaries. The authority to periodically adjust the compensation and benefits of employees, other than executive officers and senior management of the Corporation and the chief executive officers of its subsidiaries, has been delegated by the Compensation Committee to the chief executive officers of the subsidiaries. The Compensation Committee is responsible for the administration of the Corporation's incentive compensation and stock plans. The members of the Compensation Committee are Messrs. Clark, Hartmeyer and Smitson. The Compensation Committee met 4 times during 1994.

MEETINGS OF THE BOARD

          The Board of Directors held 4 meetings during 1994. The directors of the Corporation who attended fewer than 75% of the total number of meetings of the Board and the committees on which they served were Messrs. Clark and Hartmeyer.


COMPENSATION OF DIRECTORS

          Directors of the Corporation who were employees of the Corporation or one of its subsidiaries received no separate compensation for their services as directors in 1994. Other than Mr. Wisehart, directors of the Corporation who were not employees received no compensation for attending meetings of the Corporation's Board; however, they were paid an annual retainer of $2,200 and $200 for each meeting of First Merchants' Board of Directors that they attended in 1994. In addition, they were paid $200 per meeting for attending meetings of the Executive Committee and the other committees of the Corporation's or First Merchants' Board of Directors. The chairman of the Executive Committee was paid an additional $200 and the chairmen of the other committees were paid an additional $100 for each meeting over which they presided. Mr. Wisehart was paid $300 for each meeting of the Corporation's Board of Directors and $200 for each meeting of the Audit Committee he attended. He received $4,500 for serving as the Chairman of First United's Board of Directors, and First United paid him $200 per month for serving on its Board of Directors, $400 per month for serving on its Executive Committee and $400 per month for serving on its Loan Workout Committee. Mr. Wisehart was also covered by First United's health insurance plan.

          Under the provisions of the 1994 Stock Option Plan, on July 1, 1994 options to purchase 400 shares of the Corporation's common stock were granted to the non-employee directors of the Corporation other than Mr. Bracken, who was not a director on July 1, 1994. The option price with respect to the options granted was $29.125 per share, the market price on the date of the grants.

          First Merchants maintains an unfunded deferred compensation plan which gives each director an annual election to defer the receipt of director's fees. Any amounts reflected in a director's account under the plan are credited with interest at a rate equal to First Merchants' 18-month variable rate IRA account rate. Payments are made or begun when the individual ceases to be a director, or upon retirement or death. During 1994, 3 directors participated in the plan, deferring fees of $28,300 as a group.


                                       5.

COMPENSATION OF EXECUTIVE OFFICERS

          The tables in this section of the Proxy Statement contain information concerning the compensation of certain named executive officers as of the Corporation's most recent fiscal year-end, December 31, 1994.

SUMMARY COMPENSATION TABLE

          The following table contains information concerning the compensation paid by the Corporation and its subsidiaries for the years 1992, 1993 and 1994 to the Corporation's Chief Executive Officer and its 4 most highly compensated executive officers other than the Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE


- -----------------------------------------------------------------------------------------------------------
                                            Annual Compensation   Long Term Compensation
                                            -------------------   ----------------------
                                                                          Awards
                                                                  ----------------------
Name and                                                                Securities
Principal                                                               Underlying           All Other
Position                          Year      Salary      Bonus            Options(1)        Compensation(2)
                                             ($)         ($)                (#)                  ($)
- -----------------------------------------------------------------------------------------------------------
Stefan S. Anderson,               1994     168,148      49,197            2,800                 2,044
   Chairman of the Board          1993     161,519      41,801            1,950                 1,969
   and President, Corporation     1992     153,870      59,190            1,950                 1,875
   and First Merchants

Roger W. Gilcrest,                1994     124,563      22,914            1,900                 1,516
   Executive Vice President,      1993     119,764      19,017            1,350                 1,458
   First Merchants                1992     113,300      27,252            1,350                 1,383

Paul R. Hoover,                   1994     102,126      18,814            1,900                 1,245
   Senior Vice President-         1993      98,042      15,592            1,350                 1,195
   Operations, First              1992      92,941      22,324            1,350                 1,133
   Merchants

Larry R. Helms,                   1994      89,364      16,434            1,900                 1,088
   Senior Vice President          1993      86,095      13,668            1,350                 1,048
   and General Counsel,           1992      82,829      19,860            1,350                 1,008
   Corporation, and
   Senior Vice President,
   First Merchants

Lowell E. Williams,               1994      88,544      16,113            1,900                 1,066
   Senior Vice President,         1993      85,479      13,423            1,350                 1,029
   First Merchants                1992      81,397      19,293            1,350                   979
- -----------------------------------------------------------------------------------------------------------

(1) Adjusted for 3-for-2 common stock split which was effective at the close of business on January 25, 1993 for shareholders of record at the close of business on January 18, 1993.

(2) Employer contributions for fiscal year to retirement savings plan (Internal Revenue Code Section 401(k) plan).


OPTION GRANTS TABLE

        The 1994 Stock Option Plan, which became effective as of July 1, 1994, provides for the issuance of options to key employees of the Corporation or any subsidiary to purchase the Corporation's common stock at prices not less than


                                       6.

the market price of the stock on the dates of grant. The following table con-tains information concerning individual grants of stock options under the plan made during 1994 to each of the executive officers named in the Summary Compensation Table above.


                      OPTION GRANTS IN LAST FISCAL YEAR(1)


- -----------------------------------------------------------------------------------------------------

                              Individual Grants
- ----------------------------------------------------------------------------- Potential Realizable
                                                                              Value at Assumed
                     Number of    Percent                                     Annual Rates
                     Securities   of Total                                    of Stock Price
                     Underlying   Options                                     Appreciation for
                     Options      Granted to      Exercise                    Option Term
                     Granted      Employees in    Price      Expiration       -----------------------
Name                   (#)        Fiscal Year     ($/Sh)     Date               5%($)       10%($)
- -----------------------------------------------------------------------------------------------------
Stefan S. Anderson     2,800          7.90         30.50     July 29, 2004     53,802      135,786

Roger W. Gilcrest      1,900          5.36         30.50     July 29, 2004     36,509       92,141

Paul R. Hoover         1,900          5.36         30.50     July 29, 2004     36,509       92,141

Larry R. Helms         1,900          5.36         30.50     July 29, 2004     36,509       92,141

Lowell E. Williams     1,900          5.36         30.50     July 29, 2004     36,509       92,141
- -----------------------------------------------------------------------------------------------------

(1) Options were granted on July 29, 1994 and are exercisable on or after January 29, 1995, but not after July 29, 2004.



AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

        The following table contains information concerning (1) each exercise of stock options during 1994 under the 1989 Stock Option Plan or the 1994 Stock Option Plan by each of the executive officers named in the Summary Compensation Table above, and (2) the value as of December 31, 1994 of each of the named executive officer's unexercised options on an aggregated basis.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES



- --------------------------------------------------------------------------------------------------

                                                Number of Securities
                      Shares                    Underlying Unexercised      Value of Unexercised
                      Acquired                  Options at Fiscal           In-the-Money Options
                      on           Value        Year-End                    at Fiscal Year-End
                      Exercise     Realized             (#)                         ($)
Name                    (#)          ($)      Exercisable/Unexercisable  Exercisable/Unexercisable
- --------------------------------------------------------------------------------------------------
Stefan S. Anderson        0            0         13,350  /  2,800          174,007  /  3,850

Roger W. Gilcrest         0            0          8,250  /  1,900          104,370  /  2,613

Paul R. Hoover            0            0          8,250  /  1,900          104,370  /  2,613

Larry R. Helms            0            0          8,250  /  1,900          104,370  /  2,613

Lowell E. Williams        0            0          6,450  /  1,900           71,595  /  2,613
- --------------------------------------------------------------------------------------------------

                                       7.

PENSION PLAN TABLES

        The Corporation has a defined benefit pension plan covering, in general, all full-time employees of the Corporation and its subsidiaries. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1936 (the average of the birth years of the executive officers named in the Summary Compensation Table above) in specified compensa-tion and years of service classifications under the plan.


                               PENSION PLAN TABLE(1)


- ---------------------------------------------------------------------------------
 REMUNERATION                           YEARS OF SERVICE
- ---------------------------------------------------------------------------------
                     15           20           25           30           35
                 ----------------------------------------------------------------
  $ 125,000      $  36,719    $  48,959    $  61,199    $  61,199    $  61,199
    150,000         44,594       59,459       74,324       74,324       74,324
    175,000         44,594       59,459       74,324       74,324       74,324
    200,000         44,594       59,459       74,324       74,324       74,324

- ---------------------------------------------------------------------------------

(1) Under the Revenue Reconciliation Act of 1993, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan for 1994.

        Benefits under the plan are determined primarily by average final compensation and years of service and are computed on the basis of straight-life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

        Remuneration for purposes of the Pension Plan Table above consists of the base salary and service award components of the salary amounts reported in the Summary Compensation Table above. As of January 1, 1995, Messrs. Anderson, Gilcrest, Hoover, Helms and Williams, the executive officers named in the Summary Compensation Table, have 20.2, 6.6, 7.7, 23.4 and 40.5 credited years of service, respectively, and their 1994 remuneration for purposes of calculating their pension benefits under the plan was $150,000, $121,329, $99,635, $87,114 and $85,500, respectively.

        Participants in the plan who had at least 15 credited years of service and whose combined age and years of service totaled at least 65 as of January 1, 1991, including Messrs. Anderson, Helms and Williams, are entitled to a pension benefit calculated under the formula that was in effect prior to 1990 if that will produce a greater benefit. The following table shows the estimated annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications under the formula that was in effect prior to 1990.


                                       8.

                     PENSION PLAN TABLE (Pre-1990 Formula)(1)

- ---------------------------------------------------------------------------------
  Remuneration                          Years of Service
- ---------------------------------------------------------------------------------
                     15           20           25           30           35
                 ----------------------------------------------------------------
 $  125,000      $ 37,500     $ 50,000     $ 62,500     $ 62,500     $ 62,500
    150,000        45,000       60,000       75,000       75,000       75,000
    175,000        45,000       60,000       75,000       75,000       75,000
    200,000        45,000       60,000       75,000       75,000       75,000

- ---------------------------------------------------------------------------------

(1) Under the Revenue Reconciliation Act of 1993, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan for 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Corporation is comprised of the following non-employee directors: Thomas B. Clark, John W. Hartmeyer and Robert
M. Smitson (Chairman). Mr. Smitson is the President of Maxon Corporation. Stefan S. Anderson, the Chairman of the Board and President of the Corporation and First Merchants, serves as a director of Maxon Corporation.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for establishing the salary of the Corporation's chief executive officer and approving the salaries of the other executive officers after receiving recommendations from the chief executive officer. The Committee is also responsible for administering the Corporation's incentive compensation and stock plans.

        GENERAL POLICY ON EXECUTIVE COMPENSATION. The Board of Directors of the Corporation has established an executive compensation program which is designed to provide incentives to executive officers to achieve short-term and long-term corporate strategic management goals, with the ultimate objective of obtaining a superior return on the shareholders' investment. To this end, the compensation program for executive officers is comprised of cash and equitybased components which consider: the executive officer's individual performance; the Corporation's performance as measured against previously-established annual and long-term goals; the Corporation's performance compared to industry peers; and the compensation paid by competitors to individuals holding similar management positions.

        The compensation paid to the executive officers for 1994 was greater than the compensation for 1993, due in part to increased bonuses earned under the Corporation's Management Incentive Plans. The increased compensation reflected the Corporation's superior performance during 1994 and over the long term, compared to industry peers. In 1994 the Corporation and its subsidiary banks again received national recognition for their financial strength, and the Corporation's and First Merchants' earnings grew for the 19th consecutive year under Mr. Anderson's leadership.


                                       9.

        SALARIES. The salaries paid to the executive officers, including the executive officers named in the Summary Compensation Table, were subjectively determined after consideration of the executive officer's individual perform-ance, the evaluation of the chief executive officer for executive officers other than the chief executive officer, the Corporation's financial results compared with industry peers, various industry salary surveys, and other factors such as budgetary considerations and inflation rates.

        The Compensation Committee believes that the executive officers' salaries should be at or above the average of the salaries paid to executive officers with similar responsibilities at Indiana and Midwestern banks and bank holding companies of similar size. The salaries paid executive officers at peer financial institutions were determined by consulting several surveys, most importantly: the Indiana Bankers Association survey of Indiana banks; the Crowe Chizek MidWest Bank survey; salary surveys prepared by the American Compensation Association and several benefits consultants; and an informal survey of the Financial Associates banks (11 Indiana banks with assets between $200,000,000 and $1,300,000,000).

        INCENTIVE COMPENSATION. The bonuses paid to the executive officers, other than the chief executive officer, were determined under the Corporation's Management Incentive Plan for Administrative Officers. The plan provides for bonuses of up to 25% of annual base salary for the executive officers if First Merchants meets specific targets established in advance of the fiscal year for return on assets, return on equity, and net income growth. These are commonly used criteria for measuring institutional performance in the banking industry. 30% of the bonus is tied to the return on assets target, 25% is tied to the return on equity target, and 45% is tied to the net income growth target for the fiscal year. The executive officers, other than the chief executive officer, received bonuses of 18.89% of base salary for 1994. The minimum ("threshold") performance levels which would qualify the executive officers for bonuses under the plan were exceeded for all criteria: First Merchants' return on assets, return on equity, and net income growth. The maximum level was exceeded for return on assets, but not for return on equity or net income growth.

        The bonus paid to the chief executive officer was determined under the Corporation's Management Incentive Plan for Chief Executive Officer. The plan provides for a bonus of up to 40% of annual base salary for the chief executive officer, if the same targets are met as are established for the other executive officers. However, the chief executive officer's bonus depends on the performance for the fiscal year of both the Corporation and First Merchants.
30% of the bonus is tied to the Corporation's and First Merchants' performance (15% each) relative to the return on assets target, 30% is tied to the Corporation's and First Merchants' performance (15% each) relative to the return on equity target, and 40% is tied to the Corporation's and First Merchants' performance (20% each) relative to the net income growth target for the fiscal year. The chief executive officer received a bonus of 30.09% of base salary for 1994. The minimum ("threshold") performance levels which would qualify the chief executive officer for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' return on assets, return on equity, and net income growth. The maximum level was exceeded for First Merchants' return on assets, but not for the Corporation's return on assets or for any of the other criteria.


                                       10.

        STOCK PLANS. Equity-based compensation, including compensation under the Corporation's Stock Option Plan and Employee Stock Purchase Plan, is intended to encourage ownership and retention of the Corporation's common stock by key employees, thereby giving them a meaningful stake in the Corporation's continued success and aligning their interests with those of other shareholders.

        The Stock Option Plan is briefly described in the paragraph above the Option Grants Table. During 1994 the Compensation Committee awarded options for 2,800 shares to the chief executive officer and 1,900 shares to each of the other executive officers under the plan.

        The Employee Stock Purchase Plan generally provides that full-time employees of the Corporation or a participating subsidiary with more than 6 months of service may elect, prior to the offering period (July 1 to June 30), to purchase common shares of the Corporation at a price equal to 85% of the lesser of the market price of the stock at the beginning of the period and the market price at the end of the period. For the offering period ending June 30, 1994, Messrs. Anderson, Gilcrest, Hoover, Helms and Williams, the executive officers named in the Summary Compensation Table, purchased 616, 359, 462, 102, and 704 shares, respectively, under the 1989 Employee Stock Purchase Plan. The 1989 Employee Stock Purchase Plan expired on June 30, 1994; however, at the 1994 annual meeting the shareholders approved the 1994 Employee Stock Purchase Plan and reserved 112,500 shares of the Corporation's common stock for issuance under that plan. The 1994 Employee Stock Purchase Plan covers 5 offering periods, expiring on June 30, 1999.

        OTHER COMPENSATION. The executive officers are also covered by medical and retirement plans which are generally applicable to full-time employees of the Corporation and its subsidiaries. The retirement plans covering each of the executive officers are the defined benefit pension plan described in the "Pension Plan Tables" section and the retirement savings plan (Internal Revenue Code Section 401(k) plan) referred to in the Summary Compensation Table.

        CHIEF EXECUTIVE OFFICER'S COMPENSATION. The chief executive offi-cer's salary is determined in the manner described above in this section.
Mr. Anderson's total compensation for 1994, including salary and bonus, was near the average for comparable financial institutions but below average if the com-parison is limited to chief executive officers who also serve as chairman of the financial institution's board of directors. Mr. Anderson's 1994 salary increased over his 1993 salary by 4.1%. His total compensation increased by 6.9% over 1993 because he earned a larger bonus under the terms of the Manage-ment Incentive Plan.

                                       FIRST MERCHANTS CORPORATION COMPENSATION
                                       COMMITTEE


                                       Robert M. Smitson, Chairman
                                       Thomas B. Clark
                                       John W. Hartmeyer


                                       11.

PERFORMANCE GRAPH

        The following graph compares the yearly change in the Corporation's cumulative total shareholder return on its common stock during the last 5 years with (1) the cumulative total return of the CRSP Index for NASDAQ Stock Market (U.S. Companies), and (2) the cumulative total return of the CRSP Index for NASDAQ Bank Stocks. The graph assumes $100 was invested on January 1, 1990 in the Corporation's common stock, and in each of the two indexes shown, and all dividends were reinvested.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG FIRST
             MERCHANTS CORPORATION, NASDAQ STOCK MARKET (U.S. COMPANIES)
             AND NASDAQ BANK STOCKS



                      12/31/89      12/31/90      12/31/91      12/31/92      12/31/93      12/31/94
FMC                      100          93.8          132.6         205.7         205.4         238.2
NASDAQ Stock Market      100          84.9          136.3         158.6         180.9         176.9
NASDAQ Bank Stocks       100          73.2          120.2         174.9         199.3         198.7


                                       12.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following is a summary of the amount and percent of the Corporation's common stock beneficially owned on February 10, 1995 by each beneficial owner of more than 5% of the Corporation's common stock, by each continuing director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.



                                     Amount and Nature              Percent
     Beneficial Owner            of Beneficial Ownership(1)         of Class
     ----------------           ---------------------------         --------
    George and Frances Ball             206,413 (2)                  6.13
    Foundation
    P.O.Box 1408
    Muncie, Indiana 47308

    Stefan S. Anderson                  58,684 (3)                  1.73
    Frank A. Bracken                   128,319 (4)                  3.81
    Thomas B. Clark                        550                       *
    Michael L. Cox                       8,658                       *
    David A. Galliher                    1,949                       *
    Thomas K. Gardiner                   1,170                       *
    Hurley C. Goodall                      445                       *
    John W. Hartmeyer                   26,110 (5)                   *
    Nelson W. Heinrichs                  1,891                       *
    Jon H. Moll                          3,192 (6)                   *
    Robert M. Smitson                    4,450 (7)                   *
    Joseph E. Wilson                     1,229                       *
    Robert F. Wisehart                  25,826 (8)                   *
    John E. Worthen                        700 (9)                   *

    Roger W. Gilcrest                   23,829 (10)                  *
    Paul R. Hoover                      15,489 (11)                  *
    Larry R. Helms                      12,067 (12)                  *
    Lowell E. Williams                  20,638 (13)                  *

    Directors and Executive
    Officers as a Group  (20)          351,154                     10.20

      (1) The information contained in this column is based upon informa-tion furnished to the Corporation by the persons and entities named above and shareholder records of the Corporation. The shares shown include the following shares which may be acquired during the next 60 days under a stock option plan:
           Mr. Anderson, 16,150 shares; Mr. Cox, 5,900 shares;
           Mr. Gilcrest, 10,150 shares; Mr. Hoover, 10,150 shares;
           Mr. Helms, 10,150 shares; Mr. Williams, 8,350 shares; and Messrs. Clark, Galliher, Gardiner, Goodall, Hartmeyer, Heinrichs, Moll, Smitson, Wilson, Wisehart and Worthen, 400 shares which they may each acquire as non-employee directors



                                       13.



           under the 1994 Stock Option Plan. The shares shown for direc-tors and executive officers as a group include 76,400 shares which may be acquired during the next 60 days under a stock option plan.

      (2) Messrs. Anderson, Bracken and Smitson serve as directors of the George and Frances Ball Foundation. The Foundation's Board of Directors, which has 6 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the totals of the shares beneficially owned by Messrs. Anderson, Bracken and Smitson.

      (3) Includes 2,250 shares held by his spouse, Joan Anderson, in which he disclaims any beneficial interest.

      (4) Includes 1,077 shares held by his spouse, Judy Bracken, in which he disclaims any beneficial interest; and 100,627 shares held in the R. B. Bracken Revocable Trust.

      (5) Includes 17,250 shares and 2,700 shares owned by Al Pete Meats, Inc. and Al Pete Enterprises, Inc., respectively; 1,200 shares owned by Hartmeyer, Inc.; 1,500 shares held by his spouse, Carol A. Hartmeyer, in which he disclaims any beneficial interest; and 1,800 shares held by Mr. Hartmeyer as custodian for other relatives, in which he dis-claims any beneficial interest.

      (6) Includes 663 shares held by his spouse, Barbara E. Moll, in which he disclaims any beneficial interest.

      (7) Includes 2,250 shares held by his spouse, Marilyn S. Smitson, in which he disclaims any beneficial interest.

      (8) Includes 11,804 shares held by his spouse, Jean Wisehart, in which he disclaims any beneficial interest; and 468 shares held by Wisehart Farms, Inc.

      (9)  Includes 300 shares held jointly with his spouse, Sandra D. Worthen.

     (10) Includes 2,000 shares held by his spouse, Linda Gilcrest, in which he disclaims any beneficial interest.

     (11) Includes 4,474 shares held jointly with his spouse, Judy Hoover. Also includes 78 shares held by his spouse, Judy Hoover, in which he disclaims any beneficial interest.

     (12)  Includes 1,917 shares held jointly with his spouse, Sandra Helms.

     (13) Includes 9,404 shares held jointly with his spouse, Marilyn Williams. Also includes 1,806 shares held by his spouse, Marilyn Williams, in which he disclaims any beneficial interest.

      * Percentage beneficially owned is less than 1% of the outstanding shares.

                                       14.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

        Certain directors and executive officers of the Corporation and its subsidiaries and their associates are customers of, and have had transactions with, First Merchants, Pendleton and First United from time to time in the ordi-nary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, includ-ing interest rates and collateral, as those prevailing at the time for compara-ble transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Jon H. Moll, a director of the Corporation and First Merchants, is a partner in the firm of DeFur, Voran, Hanley, Radcliff & Reed, Muncie, Indiana, which serves as legal counsel to the Corporation and First Merchants and provides legal services to the Corporation's other subsidiaries on a transac-tional basis.

        Frank A. Bracken, a director of the Corporation and First Merchants, is of counsel with the firm of Bingham, Summers, Welsh & Spilman, Indianapolis, Indiana, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

        Robert F. Wisehart, a director of the Corporation and Chairman of the Board of Directors of First United, owns the firm of Wisehart & Wisehart, Middletown, Indiana, which serves as legal counsel to First United.
Mr. Wisehart's firm was paid $15,750 in fees and expenses for legal services in 1994 to First United. A portion of the legal fees represent loan fees which are passed through to customers in financing transactions.


SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board, subject to the approval of the shareholders, has selected Geo. S. Olive & Co., LLC, Certified Public Accountants, as its independent public accountants for 1995. Representatives of the firm are expected to be present at the annual shareholder's meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the 1996 annual meeting of the shareholders must be received by the Secretary of the Corporation at the Corporation's principal office by October 20, 1995, for inclusion in the Corporation's 1996 proxy statement and form of proxy relating to that meeting.


OTHER MATTERS

        The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, proxies may be solicited personally or by telephone or telegraph, but no solicitation will be made by specially engaged employees or paid solicitors.


                                       15.

        The Board and management are not aware of any other matters to be pre-sented at the annual meeting other than the election of the directors and the ratification of the appointment of the independent public accountants. However, if any other matters properly come before such meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.



                                    By Order of the Board of Directors


                                              Rodney A. Medler
                                            CORPORATE SECRETARY

Muncie, Indiana
February 17, 1995




                                       16.

                          PROXY SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS OF FIRST MERCHANTS CORPORATION
                                   MUNCIE, INDIANA


          The undersigned hereby appoints Clell W. Douglass and Hamer D. Shafer, and each of them, as proxies with power of substitution, to represent and to vote all shares of common stock of First Merchants Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of First Merchants Corporation to be held on March 30, 1995, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present. If any of the nominees for election as directors are unable to serve for any reason, the persons listed above have the authority to vote as directed for any substitute nominee.


Dated: ___________________, 1995.


                                   (Please sign exactly as your name appears hereon)


                                   __________________________________________
                                   (Signature of Shareholder)


                                   __________________________________________
                                   (Signature of Shareholder)

                                   (Joint owners should each sign personally.
                                   Trustees and others signing in a
                                   representative capacity should indicate
                                   the capacity in which they sign.)




PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.





(SEE REVERSE SIDE FOR INPORTANT INFORMATION)

(CONTINUED FROM OTHER SIDE)


I  do /  / do not /  / plan to attend the Annual Meeting.  Number attending: __



THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST MERCHANTS CORPORATION RECOMMEND A VOTE "FOR" THE PROPOSALS LISTED.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' AND MANAGEMENT'S RECOMMENDA-TIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.


1. Election of Directors: / / FOR all nominees listed    / / WITHHOLD VOTE
                              below (except as withheld      (do not vote for
                              in the space below)            any of the nominees
                                                             listed below)


    Frank A. Bracken, Michael L. Cox, John W. Hartmeyer, Jon H. Moll, Robert M. Smitson

    (Instruction: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

    _______________________________________________________________


2. Ratification of the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1995.

     FOR  /  /             AGAINST  /  /             ABSTAIN  /  /


3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.



THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE MATTERS DESCRIBED IN ITEMS 1 AND 2 ABOVE.